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                                                                   Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Texas Utilities Company's Registration Statement No. 33-55931 on Form S-3 and Registration Statement No. 33-52395 on Form S-8 of our report dated March 1, 1995, which report includes an explanatory paragraph concerning the Company's changes during 1993 in its methods of accounting for income taxes and postretirement benefits other than pensions to conform with Statements of Financial Accounting Standards No. 109 and No. 106, respectively, and for the change during 1992 in its method of accounting for base rate revenue sold but not billed, appearing in this Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1994.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 2, 1995